Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

August 13, 2009

Quicksilver Resources Inc.
777 W. Rosedale Street
Fort Worth, Texas 76104

Ladies and Gentlemen:

We have acted as counsel for Quicksilver Resources Inc., a Delaware company (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-160046) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Underwriting Agreement dated August 11, 2009 (the “Underwriting Agreement”) among the Company, the Guarantors party thereto (the “Guarantors”) and J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the several underwriters named therein, for the purpose of registering under the Securities Act $300,000,000 in aggregate principal amount of the Company’s 9.125% Senior Notes due 2019 (the “Notes”). The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and , together with the Notes, the “Securities”).  The Securities are to be issued pursuant to the provisions of an Indenture dated as of December 22, 2005 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture to be dated as of August 14, 2009 (the “Eighth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1.           Assuming (i) the Indenture has been duly authorized, executed and delivered by the Trustee and each Guarantor not organized under the laws of Delaware; (ii) the Indenture has been duly executed and delivered by the Company and each Guarantor organized under the laws of Delaware; (iii) the specific terms of the Notes have been duly established in accordance with the Indenture; and (iv) the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

2.           Assuming (i) the Indenture has been duly authorized, executed and delivered by the Trustee and each Guarantor not organized under the laws of Delaware; (ii) the Indenture has been duly executed and delivered by the Company and each Guarantor organized under the laws of Delaware; (iii) the specific terms of the Notes have been duly established in accordance with the Indenture; and (iv) the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor, the Guarantees relating to the Notes will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Davis Polk & Wardwell LLP